Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

Discover Bank

Discover Card Execution Note Trust

The undersigned, a duly authorized representative of Discover Bank (the “Bank”), pursuant to Section 1105 of the Indenture dated as of July 26, 2007, as amended on or prior to the date hereof (the “Indenture”) by and between the Discover Card Execution Note Trust (“DCENT”), as Issuer, and U.S. Bank National Association, as indenture trustee (the “Trustee”), hereby certifies that:

(a)	A review of the activities of DCENT during the fiscal year ended November 30, 2008 and of its performance under the Indenture and under the terms of the Notes was made under my supervision; and

(b)	To the best of my knowledge, based on such review, DCENT has complied in all material respects with all conditions and covenants under the Indenture and under the terms of the Notes throughout the fiscal year ended November 30, 2008.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 13th day of February 2009.

By:	/s/ Michael F. Rickert
Michael F. Rickert, Vice President, Chief Financial Officer and Treasurer

Discover Bank, Beneficiary and Calculation Agent of Discover Card Execution Note Trust